Exhibit 99.1

The Home Depot Names Craig Menear Chairman

ATLANTA, January 16, 2015 -- The Home Depot®, the world's largest home improvement retailer, today announced that its Board of Directors has elected CEO and president, Craig Menear, as chairman, effective February 2. He will succeed Frank Blake, who will retire as chairman.

“On behalf of the Board of Directors, I once again want to thank Frank for his outstanding leadership and dedication to our customers, associates and shareholders,” said Greg Brenneman, lead director. “We’re fortunate to have another great leader in Craig Menear and look forward to working closely with him moving forward.”

The Home Depot named Menear CEO and president in November of 2014. He is a 17-year veteran of the company, and is the first merchant to be named chairman and CEO since co-founder Bernie Marcus.

The Home Depot is the world’s largest home improvement specialty retailer, with 2,269 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2013, The Home Depot had sales of $78.8 billion and earnings of $5.4 billion. The Company employs more than 300,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com